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                                                                    EXHIBIT 16.1


December 23, 2004


Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C.  20549


Dear Sirs/Madams:


We have read the disclosure included in item 4.02 of Form 8-K dated December 23, 2004 filed by Universal Automotive Industries Inc. With the following exceptions, we agree with the statements made in this item 4.02 insofar as they relate to our Firm:

    1. We agree with the statements made in the first sentence of the first paragraph of item 4.02, but note that we were not the Company's registered independent certified public accountants for the periods ended March 31, 2004 and June 30, 2004. We have no basis to agree or disagree with the statements in the second, third, or fourth sentences of the first paragraph to the extent that these statements relate to the periods ended June 30, 2004 and March 31, 2004.

    2.   We agree with the statements made in the third paragraph except that:
            a. We have no basis to agree or disagree with the statements under the heading "Explanatory Note" in any Form 10-Q/A incorporated by reference in item 4.02 to the extent, if any, that such statements differ from the statements under the heading "Explanatory Note" in the Form 10-Q/A (Amendment No. 2) for the quarterly period ended September 30, 2004 (the "Explanatory Note").
            b. Further, we have no basis to agree or disagree with the statements in the last sentence of the second paragraph or in the fourth paragraph of the Explanatory Note.


Yours truly,



/s/ Blackman Kallick Bartelstein, LLP